Exhibit 6

Termination Agreement

to

Indemnity and Contribution Agreement

This Termination Agreement (this “Agreement”) is entered into on                    , 2013, by and among (i) Dial Global, Inc., a Delaware corporation (f/k/a Westwood One, Inc.) (“Dial Global”), (ii) Gores Radio Holdings, LLC, a Delaware limited liability company, Gores Capital Partners II, L.P. and Gores Co-Invest Partnership II, L.P. (collectively, “Gores”), (iii) Verge Media Companies, LLC, a Delaware limited liability company (as successor-in-interest to Verge Media Companies, Inc) (“Verge”), and (iv) Triton Media Group, LLC, a Delaware limited liability company (“Triton”). Dial Global, Gores, Verge and Triton are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

Reference is made to the Indemnity and Contribution Agreement, dated July 30, 2011, by and among Dial Global, Gores, Verge and Triton, as amended by Amendment No. 1 thereto, dated October 21, 2011, by and among the parties thereto (the “Indemnity and Contribution Agreement”). Capitalized terms used and not defined in this Agreement have the meanings ascribed to them in the Indemnity and Contribution Agreement.

Pursuant to Section 2 of the Indemnity and Contribution Agreement, and subject to the conditions thereof, Gores is required to make a payment to Triton in respect of a Covered Payment previously made by Dial Global. As of the date hereof, such Covered Payment (net of any Clear Channel Payments) is equal to $414,155.59, and the Gores Payment Amount in respect thereof is equal to $186,908.42.

On the date hereof, Gores and Triton have entered into the Amended and Restated Limited Liability Company Agreement of DG LA Members, LLC, a Delaware limited liability company (the “DG LA LLC Agreement”), and such Parties have therein provided for the payment of the Gores Payment Amount to Triton.

The Parties now agree that the Indemnity and Contribution Agreement is hereby terminated and of no further force or effect, with no further liabilities or obligations of any Party thereunder and such termination to be effective immediately; provided, that the foregoing shall in no way limit the provisions of the DG LA LLC Agreement.

This Agreement may be executed by the parties hereto individually or in any combination, in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract, and each party hereto forever waives any such defense.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

DIAL GLOBAL, INC.

By:
Name:
Title:

VERGE MEDIA COMPANIES, LLC.

By:
Name:
Title:

[Signature Pages—Termination Agreement]

GORES RADIO HOLDINGS, LLC

By: THE GORES GROUP, LLC, its Manager

By:
Name:
Title:

GORES CAPITAL PARTNERS II, L.P.

By:	GORES CAPITAL ADVISORS II, LLC, its General Partner

By:	THE GORES GROUP, LLC, its Manager

By:
Name:
Title:

GORES CO-INVEST PARTNERSHIP II, L.P

By:	GORES CAPITAL ADVISORS II, LLC, its General Partner

By:	THE GORES GROUP, LLC, its Manager

By:
Name:
Title:

[Signature Pages—Termination Agreement]

TRITON MEDIA GROUP, LLC

By:
Name:
Title:

[Signature Pages—Termination Agreement]